Exhibit 99.01

Press Release www.shire.com

Shire Presents Positive Efficacy and Safety Data for velaglucerase alfa in Treatment of Naïve Patients with Type 1 Gaucher Disease

Cambridge, Massachusetts, US – February 11, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today presented positive results from its first Phase III study (TKT 032) evaluating safety and efficacy of velaglucerase alfa, its investigational enzyme replacement therapy for the treatment of Type 1 Gaucher disease. The data were presented in an oral presentation at the Lysosomal Disease Network (LDN) World Symposium in Miami, Florida. Data from a pediatric subgroup of this study and five year follow-up results from a long-term Phase I/II extension study (TKT025 EXT) conducted in adults were also reported and add to the available data on the long-term safety and efficacy of velaglucerase alfa in patients with Type 1 Gaucher disease.

Both studies (TKT032 and TKT025 EXT) met their primary end-points.

Additionally, Shire reported important findings from a study that compared patient antibody response to velaglucerase alfa and imiglucerase. All patients enrolled in the velaglucerase alfa Phase III clinical studies underwent a comprehensive panel of tests that were developed and validated to assess antibody response. In each study, samples were first screened using an electrochemiluminescence (ECL) assay. Positive samples were confirmed using a quantitative radioimmunoprecipitation (RIP) assay. Positive cut-points were established for the ECL assay as 5 ng/mL as well as in terms of fixed raw counts, and for the RIP assay as 4 ng/mL. The results suggest significant antigenic differences between velaglucerase alfa and imiglucerase, with only 1% seroconversion rates against velaglucerase alfa.

“The combined data presented today provides additional and compelling support for the long-term clinical efficacy and safety of velaglucerase alfa,” said Pramod Mistry, MD, PhD, FRCP, Professor of Pediatrics & Internal Medicine at Yale University School of Medicine. “The Gaucher community is very fortunate to have velaglucerase alfa as an option for patients.”

Results from Study TKT032 in Adults and Children
TKT032 was a 12-month, randomized, double-blind, parallel-group global study in 25 treatment-naïve patients aged two years and older that evaluated velaglucerase alfa at 45 U/kg and velaglucerase alfa at 60 U/kg. Patients were eligible to participate in the study if they presented with disease-related anemia and had at least one of the following clinical manifestations of Gaucher disease: thrombocytopenia, moderate splenomegaly or a readily palpable enlarged liver.

The primary endpoint was change in hemoglobin concentrations from baseline at 60 U//kg. Secondary endpoints for both doses were changes in platelet counts, changes in organ volumes, changes in surrogate markers of Gaucher disease, and for the 45 U/kg dose only, change in hemoglobin concentrations from baseline.

At 12 months, in the 60 U/kg group, statistically significant changes in mean hemoglobin concentration increased 23.3%, +2.43±0.32 g/dL, P< 0.0001; mean platelet count increased 65.9%, +50.9±12.2×109/L, P=0.0016; and mean spleen volume decreased 50%, -1.92±0.51% body weight, P=0.0032, from 14.0 multiples of normal [MN] at baseline to 5.75 MN. Mean liver volume decreased 17%, -0.84±0.33% body weight, P=0.0282, from 1.46 to 1.22 MN.

Results for 45 U/kg were consistent with those observed with 60 U/kg; however a dose-related effect in favor of velaglucerase alfa at 60 U/kg was observed by platelet count increase and liver volume reduction between the 2 dose groups.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Adverse events reported by at least 20% of all patients included headache, nasopharyngitis, injury, arthralgia, cough, pyrexia, dizziness, influenza, nasal congestion, vomiting, bone pain, and activated partial thromboplastin time (aPTT) prolonged. No drug-related serious adverse events were reported.  No patient withdrew from the study due to an adverse event. One patient developed antibodies to velaglucerase alfa.

A subpopulation analysis of study TKT032 was conducted to assess the efficacy and safety of velaglucerase alfa among children aged 2-17. Of 25 patients in the trial, 7 pediatric patients (28%) were enrolled and randomized to receive velaglucerase alfa at 60 U/kg (n=4) or 45 U/kg (n=3) as a 1-hour infusion, every other week for 12 months. In this analysis the two dose groups were pooled and results are shown as a percent change from baseline.

Following 12 months treatment with with velaglucerase alfa the mean hemoglobin concentration increased 20%, mean platelet counts increased 54%, mean spleen volume, normalized by body weight, decreased 47% (median value 5.0 multiples of normal (MN) decreased from 13.5 MN). Mean liver volume normalized by body weight decreased 13% (median value 1.04 MN decreased from 1.40 MN). Outcomes reported in children were consistent with those seen in the overall population. Due to the small sample sizes, the results did not achieve statistical significance.

Most frequently reported adverse events in the pediatric subpopulation were headache, nasopharyngitis, pyrexia, nasal congestion, productive cough, vomiting, and injury. No pediatric participants experienced severe or serious treatment-emergent events. No pediatric patients developed antibodies to velaglucerase alfa.

“We are very pleased with the opportunity to present the findings from the first of three Phase III studies for velaglucerase alfa,” said Whaijen Soo, MD, PhD, Senior Vice President, Research and Development, Shire Human Genetic Therapies (HGT). “Our program is the largest and most comprehensive set of Phase III clinical trials conducted to date for Gaucher disease, and we look forward to presenting the results from the remaining trials at future scientific meetings."

Results from Five-Year Study
Ten of 11 adult patients who completed the Phase I/II study of velaglucerase alfa administered at 60 U/kg every other week, enrolled in a long-term extension study. After month-12, all patients were eligible to receive a step-wise dose reduction from 60 U/kg to 45 U/kg (13 weeks) and then to a 30 U/kg maintenance dose upon the achievement of specific therapeutic goals. All patients met therapeutic goals and their dose was subsequently titrated down to the 30U/kg dose. Seven of 10 patients received home infusions during the extension period. Eight patients (4 male, 4 female) have now received velaglucerase alfa treatment for 60 months.

After 5 years, velaglucerase alfa continued to be generally well tolerated and demonstrated substantial and prolonged increases in hemoglobin concentration and platelet count, and substantial and prolonged decreases in liver and spleen volumes in these patients with Type 1 Gaucher disease.

At 60 months, the mean increase in hemoglobin concentration from baseline was +2.4 g/dL (95% CI: 1.6, 3.2; 21.3% change) and the mean increase in platelet count from baseline was +85.1 ×109/L (95% CI: 59.8,110.4; 157% change). At 57 months, mean percent reduction in normalized liver volume from baseline was 39% (95% CI: -49.1%,-28.5%) and mean percent reduction in normalized spleen volume from baseline was 74% (95% CI: -89.3%,-58.6%).

Velaglucerase alfa was found to be generally well tolerated in these 10 patients with no drug-related serious adverse events reported. Treatment-emergent adverse events reported by at least 50% of patients included arthralgia, back pain, pyrexia, upper abdominal pain, pharyngolaryngeal pain and headache. Most adverse events were of mild to moderate severity. No patients withdrew from the trial due to an adverse event. No patients in the 5 year extension study developed antibodies.

About velaglucerase alfa
Velaglucerase alfa is an investigational enzyme replacement therapy for Type 1 Gaucher disease. Velaglucerase alfa is made using Shire’s gene-activation technology, in a human cell line. The enzyme produced has the exact human amino acid sequence and has a human glycosylation pattern.

The United States Food and Drug Administration (FDA) has granted Priority Review for the New Drug Application (NDA) for velaglucerase alfa and has issued an action date for the NDA for velaglucerase alfa of February 28, 2010 under the Prescription Drug User Fee Act (PDUFA).

About Gaucher disease
Gaucher disease is an autosomal recessive disorder caused by mutations in the GBA gene which results in a deficiency of the lysosomal enzyme beta-glucocerebrosidase. This enzymatic deficiency causes an accumulation of glucocerebroside, primarily in macrophages. In this lysosomal storage disorder (LSD), clinical features are reflective of the distribution of Gaucher cells in the liver, spleen, bone marrow, skeleton, and lungs. The accumulation of glucocerebrosidase in the liver and spleen leads to organomegaly. Bone involvement results in skeletal abnormalities and deformities as well as bone pain crises. Deposits in the bone marrow and splenic sequestration lead to clinically significant anemia and thrombocytopenia.

Gaucher disease is the most prevalent LSD. Gaucher disease has classically been categorized into 3 clinical types. Type 1 is the most common; it is distinguished from Type 2 and Type 3 by the lack of neurological symptoms. Type 1 Gaucher disease is characterized by variability in signs, symptoms, severity, and progression.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.